Exhibit 3.1.2

                        CERTIFICATE OF AMENDMENT TO THE
                     RESTATED CERTIFICATE OF INCORPORATION
                                      OF
                            RARE MEDIUM GROUP, INC.

         Rare Medium Group, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Company") does hereby certify:

         FIRST: By requisite vote of the Board of Directors of the Company, resolutions were adopted setting forth a proposed amendment to the Restated Certificate of Incorporation of the Company, declaring such amendment to be advisable and directing that the proposed amendment be submitted to the stockholders for their approval.

         SECOND: The following amendment to the Restated Certificate of Incorporation was approved in accordance with Section 242 of the General Corporation Law of the State of Delaware.

         1. The Restated Certificate of Incorporation is hereby amended by inserting the following new paragraph to the end of Article FOURTH thereof, which new paragraph shall read as follows:

         "Upon the filing and effectiveness (the "Effective Time") pursuant to the General Corporation Law of the State of Delaware of the Certificate of Amendment to the Restated Certificate of Incorporation that amended the Restated Certificate of Incorporation by adding this paragraph hereto, each ten (10) shares of the Common Stock and the Non-Voting Common Stock issued and outstanding immediately prior to the Effective Time shall automatically be combined into one (1) validly issued, fully paid and non-assessable share of the Common Stock and Non-Voting Common Stock, respectively, without any action by the holder thereof, subject to the treatment of fractional interests as described below. Stockholders who, immediately prior to the Effective Time, own a number of shares of Common Stock or Non-Voting Common Stock, as the case may be, which is not evenly divisible by ten (10) shall, with respect to such fractional interest, be entitled to receive cash from the Company in lieu of fractional shares of Common Stock or Non-Voting Common Stock, as the case may be, equal to such fraction of a share of Common Stock or Non-Voting Common Stock, as the case may be, multiplied by the fair market value of a share of Common Stock or Non-Voting Common Stock, as the case may be, as determined in good faith by the Board of Directors. Each certificate that prior to such combination represented shares of Common Stock or Non-Voting Common Stock, as the case may be ("Old Certificates"), shall thereafter represent that number of shares of Common Stock or Non-Voting Common Stock, as the case may be, into which the shares of Common Stock or Non-Voting Common Stock, as the case may be, represented by the Old Certificate shall have been combined (and, if applicable, the right to receive cash in lieu of fractional shares); provided that each person holding of record an Old Certificate shall receive, upon surrender of such Old Certificate, a new certificate or certificates evidencing and representing the number of shares of Common Stock or Non-Voting Common Stock, as the case may be (and, if applicable, cash in lieu of fractional shares), to which such person is entitled under the foregoing combination."

         THIRD: This Certificate of Amendment shall become effective as of July 18, 2002 at 9 a.m.



         IN WITNESS WHEREOF, the Company has caused this Certificate of Amendment to be executed this 17th day of July, 2002.


                                         RARE MEDIUM GROUP, INC.


                                         By:  /s/ Robert C. Lewis
                                              -----------------------------
                                         Name:  Robert C. Lewis
                                         Title: Senior Vice President, General
                                                Counsel and Secretary